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Transcontinental

Transcontinental Realty Investors Inc. Announces Two Major Strategic Initiatives

June 14, 2018 11:46 AM Eastern Daylight Time

DALLAS--(BUSINESS WIRE)--Transcontinental Realty Investors Inc., (NYSE: TCI) announces it has executed the appropriate documents associated with two proposed major transactions. The Dallas-based real estate investment company is planning on entering into a strategic Joint Venture, and in an unrelated transaction plans to sell its 4 major commercial buildings.

Transcontinental Realty Investors has entered into a Joint Venture with a major New York Stock Exchange financial institution. This joint venture agreement conveys existing multifamily assets as well as projects under development to a newly-formed entity called Victory Abode Apartments, LLC. The assets involved include 41 existing properties and 12 properties under development encompassing 8,082 apartment units, with the rights to jointly develop 23 additional projects. (There are currently 28 projects in TCI's pipeline.) The appropriate request has now been submitted to HUD and will likely be finalized this summer, pending formal approval.

Transcontinental's second major strategic transaction of the year is the planned sale of its 4 commercial office buildings to a private company with significant real estate holdings. A formal contract has been executed and is subsequent to due diligence; however TCI has ascertained reasonable assurances that the purchaser has both significant real estate expertise and has the appropriate financial backing to complete the transaction.

The sale of these four commercial assets is tied to the NOI calculation at the end of the approximately 45 day due diligence period. Given our previously announced increase in occupancy, TCI is confident that the asset values will remain attractive to all parties.

"I believe both of these initiatives further demonstrate our ability to enhance shareholder value, aligned with the strategic direction we announced two years ago," commented Daniel J. Moos, TCI's President and CEO. "Our company has been dramatically transformed to a highly viable operating company with solid development capabilities in the Mu Family arena."

It is Transcontinental Realty Investors' goal to successfully close both of these transactions and to continue to invest in and expand its Multi-Family Portfolio.

Transcontinental Realty Investors maintains a strong emphasis on creating greater shareholder value through acquisition, financing, operation, developing, and sale of real estate across every geographic region in the United States. A New York Stock Exchange company, Transcontinental is traded under the symbol "TCI". Transcontinental produces revenue through the professional management of apartments, office buildings, warehouses, and retail centers that are "undervalued" or "underperforming" at the time of acquisition. Value is added under Transcontinental ownership, and the properties are repositioned into higher classifications through physical improvements and improved management. Transcontinental also develops new properties, such as luxury apartment homes principally on land it owns or acquires.

Contacts

On behalf of Transcontinental Realty Investors Inc.
Chris Childress, 469-522-4275